                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)(1)


                      InterNAP Network Services Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
-------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                    45885A102
-------------------------------------------------------------------------------
                                 (CUSIP Number)


-------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


     Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)


---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 45885A102                 13G                      Page 2 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Investment Partners VIII, Limited Partnership
     06-1522124
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       9,299,345 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    9,299,345 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,299,345 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.27%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                      Page 3 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Associates VIII, LLC
     06-1523705
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,299,345 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,299,345 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,299,345 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.27%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                      Page 4 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       218,845 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    218,845 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     218,845 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.15%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                      Page 5 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VIII Affiliates, LLC
     06-1531129
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       218,845 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    218,845 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     218,845 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.15%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                      Page 6 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,518,190 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.42%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     CO
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                      Page 7 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Bandel L. Carano
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,518,190 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.42%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                      Page 8 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Gerald R. Gallagher
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,518,190 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.42%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                      Page 9 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,518,190 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.42%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                     Page 10 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Fredric W. Harman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,518,190 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.42%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 45885A102                 13G                     Page 11 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ann H. Lamont
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,518,190 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.42%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

                                                            Page 12 of 20 pages

                                  Schedule 13G
                                Amendment No. 1*
                          Common Stock Par Value $0.001
                               CUSIP No. 45885A102

ITEM 1.
    (a)   Name of Issuer

               InterNAP Network Services Corporation
          ---------------------------------------------------------------------

    (b)   Address of Issuer's Principal Executive Offices

                        601 Union Street, Suite 1000
                        Seattle, Washington 98101
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing

          Oak Investment Partners VIII, Limited Partnership
          Oak Associates VIII, LLC
          Oak VIII Affiliates Fund, Limited Partnership
          Oak VIII Affiliates, LLC
          Oak Management Corporation
          Bandel L. Carano
          Gerald R. Gallagher
          Edward F. Glassmeyer
          Fredric W. Harman
          Ann H. Lamont
          ---------------------------------------------------------------------

    (b)   Address of Principal Business Office or, if none, Residence

          c/o Oak Management Corporation
          One Gorham Island
          Westport, CT 06880
          ---------------------------------------------------------------------

    (c)   Citizenship

          Please refer to Item 4 on each cover sheet for each filing person
          ---------------------------------------------------------------------

    (d)   Title of Class of Securities

          Common stock Par Value $0.001
          ---------------------------------------------------------------------

    (e)   CUSIP Number

          45885A102
          ---------------------------------------------------------------------

                                                            Page 13 of 20 pages

ITEM 3.       Not Applicable.

ITEM 4.       OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 148,191,001 shares outstanding as of November 14, 2000, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 19,620 shares of common stock and 380 shares of common stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
              WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10.      CERTIFICATIONS.

     Not applicable

                                                           Page 14 of 20 pages

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 14, 2001
                                       ----------------------------------------
                                                         Date
     Entities:

Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Management Corporation


                                     By:     /s/ Edward F. Glassmeyer
                                             ------------------------
                                             Edward F. Glassmeyer, as
                                             General Partner or
                                             Managing Member or as
                                             Attorney-in-fact for the
                                             above-listed entities
     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont


                                     By:     /s/ Edward F. Glassmeyer
                                             ------------------------
                                             Edward F. Glassmeyer,
                                             Individually and as
                                             Attorney-in-fact for the
                                             above-listed individuals

                                                             Page 15 of 20 pages


                                INDEX TO EXHIBITS


                                                                    Page


EXHIBIT A              Agreement of Reporting Persons               16

EXHIBIT B              Power of Attorney                            17